UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 5, 2012

THE CORPORATE EXECUTIVE BOARD COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-34849	52-2056410
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1919 North Lynn Street, Arlington, Virginia	22209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (571) 303-3000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Lease

On October 5, 2012, The Corporate Executive Board Company (“CEB” or the “Company”) entered into a lease agreement (the “Lease Agreement”) with Geneva Associates Limited Partnership (“Landlord”) for 108,800 square feet in Arlington, Virginia. The Company expects that these actions will increase its aggregate rent expense by approximately $3.0 million for the year ended December 31, 2013 and by approximately $5.0 million for each year thereafter through the end of the lease period. This action advances the Company’s growth requirements and allows CEB to obtain business synergies and efficiencies by leasing space adjacent to CEB’s headquarters building at or below current market rents.

Total lease payments over the non-cancelable 10 year 7 month term ending on December 31, 2023, including escalations, will be approximately $56.0 million. The lease agreement contains a one-time expansion right during 2013 for an additional contiguous floor of 21,760 square feet at the same terms and conditions and a renewal option to extend the lease for an additional four or five year period. CEB will be required to pay its pro rata portion of any increases in building operating expenses and real estate taxes in excess of the 2013 base year.

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Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Lease agreement by and between Geneva Associates Limited Partnership and The Corporate Executive Board Company, dated October 5, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CORPORATE EXECUTIVE BOARD COMPANY (Registrant)

Date: October 12, 2012	By:	/s/ Richard S. Lindahl
Richard S. Lindahl
Chief Financial Officer